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                       SECURITIES AND EXCHANGE COMMISSION
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                             Washington, D.C. 20549

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                                   Form SB - 2
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                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                   WORLDWIDE PROMOTIONAL PRODUCTS CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Nevada                                                 65-1184627
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(State or other jurisdiction (Primary Standard Industrial      (IRS Employer
    of  incorporation or      Classification Code Number)    identification No.)
      organization)

                               3404-25th Street NE
                                   Calgary, AB
                                     T1Y 6C1
                                 (403) 219-3090
      ---------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Guy Peckham
                                    President
                               3404-25th Street NE
                                   Calgary, AB
                                     T1Y 6C1
                                 (403) 219-3090
      ---------------------------------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                            The O'Neal Law Firm, P.C.
                       Attention: William D. O'Neal, Esq.
                             17100 E. Shea Boulevard
                                  Suite #400-D
                          Fountain Hills, Arizona 85268
                               (602) 369-2656 Fax:
                                 (480) 816-9241

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- ------------------------- ------------------------- --------------------
    Title of each                                     Proposed                  Proposed
       Class of                                       Maximum                   Maximum                Amount of
    Securities to           Amount to be           Offering Price              Aggregate             Registration
    be Registered            Registered            per Share (1)             Offering Price               Fee
----------------------- --------------------- ------------------------- ------------------------- --------------------
  Common Stock               10,016,000                $0.10                   $1,001,600               $117.88
----------------------- --------------------- ------------------------- ------------------------- --------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Fixed offering price was set by the selling shareholders until securities are quoted on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

                                   PROSPECTUS

                        10,016,000 shares of common stock

                   WORLDWIDE PROMOTIONAL PRODUCTS CORPORATION
                               3404-25th Street NE
                                   Calgary, AB
                                     T1Y 6C1
                                 (403) 219-3090

10,016,000 shares of common stock of Worldwide Promotional Products Corporation. ($0.10 per share)

This is an offering of 10,016,000 shares of common stock by the selling shareholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

There is currently no public market for our shares.

The sales price to the public was set by the selling shareholders at $0.10 per share for a total of $1,001,600. The price of $0.10 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS. See "Risk Factors," which begins on page 7.

Neither the SEC nor any state securities commission has approved or disapproved these securities, passed upon the adequacy or accuracy of this prospectus, or made any recommendation that you buy or not buy the shares. Any representation to the contrary is a Criminal offense.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is June 6, 2005.

                                TABLE OF CONTENTS


PART I - Summary Information and Risk Factors...............................  6

Prospectus Summary..........................................................  6

The Offering................................................................  6

Summary of Financial Information ...........................................  6

Risk Factors................................................................  7

Forward-Looking Statements.................................................. 10

Use of Proceeds............................................................. 10

Determination of Offering Price............................................. 10

Dilution.................................................................... 10

Selling Security Holders.................................................... 10

Plan of Distribution........................................................ 15

Legal Proceedings........................................................... 17

Directors, Executive Officers, Promoters and Control Persons................ 17

Security Ownership of Certain Beneficial Owners and Management.............. 18

Description of Securities................................................... 18

Interests of Named Experts and Counsel...................................... 19

Description of Business..................................................... 19

Management's Discussion and Analysis or Plan of Operation................... 24

Description of Property..................................................... 27

Certain Relationships and Related Transactions.............................. 28

Market for Common Equity and Related Shareholder Matters.................... 28

Dividend Policy............................................................. 29

Executive Compensation...................................................... 29

Legal Matters............................................................... 29

Securities Act Indemnification Disclosure................................... 29

Experts..................................................................... 29

Transfer Agent.............................................................. 29

Changes in and Disagreements with Accountants on Accounting and Financial
Disclosures................................................................. 30

PART II - Financial Statements.............................................. 31

PART I - SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

Unless the context indicates otherwise, all references in this prospectus to "we," or "Worldwide," refer to Worldwide Promotional Products Corporation., a corporation formed under the laws of the State of Nevada on October 28, 1999.

Worldwide Promotional Products Corporation was originally incorporated in the State of Nevada on October 28, 1999, as "Victor James, Inc." We were a dormant corporation since our inception and had never engaged in any prior business or financing activities prior to July 1, 2004. On June 16, 2004, we filed a Certificate of Amendment with the Nevada Secretary of State changing our name from Victor James, Inc. to Worldwide Promotional Products Corporation. On July 1, 2004, we entered into a Share Exchange Agreement with Globestuff.com, Inc, an Alberta corporation ("Globestuff"), whereby we acquired 100% of the outstanding common stock of Globestuff for 5,000,000 shares of our common stock, whereby Globestuff became a wholly-owned subsidiary of Worldwide.

We  are  a  membership-based   sales,   marketing  and  administrative   support
organization for suppliers and distributors of promotional products.

Our executive offices are located at 3404 25th St. NE, Calgary, AB, T1Y 6C1. Our telephone number is (403) 219-3090.

 THE OFFERING

Securities Offered:....Up to  10,016,000  shares of common  stock.  The  securities being offered are those of the existing shareholders only.

Price per share:.......$0.10 as determined by the selling  shareholders.  The price of $0.10 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and  thereafter  at  prevailing  market  prices or privately negotiated prices.

Securities Issued
And Outstanding:.......22,511,000   shares  of  common   stock   were   issued  and
                       outstanding as of the date of this prospectus.

Use of Proceeds:.......We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Plan of Distribution:..We are unaware of the nature and timing of any future  sales of our common stock by existing shareholders.

Registration Costs:....We  estimate  our total  offering  registration  costs to be
                       $28,867.88.


SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.


                             Three Month Period       Year Ended         Year Ended
Income Statement             Ended March 31, 2005  December 31, 2004  December 31, 2003
                             --------------------  -----------------  -----------------
Revenues                            $ 169,231          $ 387,834      $        0
Net Income (Loss)                   $(179,630)         $(271,898)     $  (16,653)
Net Income (Loss per Share)         $   (0.01)         $   (0.02)     $        a

       Balance Sheet
Total Assets                        $ 177,874          $ 372,113      $      852
Total Current Liabilities           $ 136,039          $ 172,912      $        0
Shareholders' Equity (Defecit)      $(213,272)         $ 372,113      $      852
                             --------------------  -----------------  -----------------

RISK FACTORS

The securities offered are highly speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. This section sets forth all material risks known to management with respect to this offering. Therefore, each prospective investor should, prior to purchase, consider very carefully each of the following known material risk factors among other things, as well as all other information set forth in this prospectus.


(1) We may need to raise additional funds to the extent that current cash flows are insufficient to fund future on-going operations or we may be unable to fully execute our plan of operation or continue to operate as a going concern.

We anticipate that our cash flows from operations will be adequate to satisfy our capital requirements for current operations for the next twelve (12) months. To the extent that the funds generated by our on-going operations are insufficient to fund our future operating requirements, it may be necessary to raise additional funds, through public or private financings. Any equity or debt financings, if available at all, may be on terms that are not favorable to us. If adequate capital is not available, we may be unable to fully execute our business plan as set forth herein or continue to operate as a going concern.


(2) If we do not accurately forecast our membership enrollment revenues will be negatively impacted and we may not be able to continue to operate as a going concern.

We must correctly estimate our membership enrollment in order to effectively project what our revenue will be. The fewer members we have, the smaller the discount we will be able to pass along to our members. Our inability to pass along a sufficient discount to our members could make enrollment into our membership program cost prohibitive to the distributors. Without adequate participation of distributors, we will be unable to generate sufficient revenues to continue to operate as a going concern.

(3) Failure of suppliers to deliver our product could cause members to become unsatisfied with us and could affect our ability to operate as a going concern.

If our suppliers do not provide us with high quality goods, our members will not be willing to purchase products from those suppliers. Our business model allows us to provide customer service and discounts to members who would otherwise be competitors. We must provide them with the same quality products at a discount that they would otherwise buy from wholesalers. We must be able to provide them a greater array of products than they are currently offered. If these products are not available to us, we would not be able to pass this feature of our membership on to our members thus giving them less reason to remain with us. As a result, we would not be able to generate sufficient revenues to continue to operate as a going concern.


(4) We may seek to compensate providers of services by issuance of stock in lieu of cash, which would have a dilutive effect on the ownership interests of shareholders and could reduce the value of their shares. If we are unable to secure further capital we may seek to compensate providers of services by issuance of stock in lieu of cash. Any such stock issuance would dilute ownership interests of the shareholders. For example, it is possible that we would grant stock or stock options to compensate its executives and employees. Whether or not our cash assets prove to be inadequate to meet its operational needs, we may seek to compensate providers of services by issuance of stock in lieu of cash, which would have a dilutive effect on the ownership interests of shareholders and could reduce the value of their shares.


(5) Failure to retain and expand our existing management team could negatively impact our revenues.

Our success depends largely on the skills of certain key management, in particular our President, Guy Peckham and our Secretary/ Treasurer Bruce Hannan. We do not have employment agreements with our executive officers, key management or other employees and, therefore, they could terminate their employment at any time without penalty. We do not maintain key person life insurance policies on any of our employees. The loss of one or both of these individuals would cause us a significant setback. We may not be able to recruit personnel on acceptable terms to replace these individuals in a timely manner, or at all. Furthermore to execute our business plan fully we will need to bring in professionals capable of managing a strict receivables department. If we cannot retain trained personnel in this area, then this aspect of our service to our members would be lost. This could cause a drop off of enrollment in our membership program and a decrease in our revenues.


(6) Our failure to sign up distributors and agents could create greater competition and could result in a loss of business and a decrease in our revenues.

Potential members that we have targeted could also be our competition. If we are unsuccessful in signing these people up for our membership, they will be selling to the same target market that our members are selling to. At any time these sales organizations could copy our business plan and directly compete with us. Such competition could result in a loss of business and a decrease in our revenues.

(7) Our officers and directors control our operations and matters requiring shareholder approval and therefore have the ability to significantly influence all matters requiring shareholder approval.

Our officers and directors own approximately 22.2% of our outstanding shares of common stock. As a result, our officers and directors will have the ability to significantly influence all matters requiring approval by our shareholders, including the election and removal of directors. Such control will allow our officers and directors to control the future course of our company. Our officers and directors do not intend to purchase any of the shares in this offering.


(8) Shareholders could experience substantial dilution if we issue additional shares of our capital stock.

Over the next twelve (12) months, we intend to issue additional equity securities to raise additional cash to expand our operations. If we issue additional shares of our capital stock, shareholders will experience dilution in their respective percentages of ownership in Worldwide.


(9) There can be no assurance that our common stock will ever be publicly traded or appreciate significantly in value and investors may not be able to find purchasers for their shares of our common stock.

There is no public market for shares of our common stock. We cannot guarantee that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services. While we, in conjunction with broker-dealers, intend to apply to the NASD to have our stock publicly traded on the Over-the-Counter Electronic Bulletin Board, no assurance can be given that such regulatory approval will ever be received. If our common stock becomes publicly traded, no assurance can be given that our common stock will ever be traded on an established national securities exchange or that our business strategy will be well received by the investment community.


(10) We have no present intention to pay dividends.

We have never paid dividends or made other cash distributions on the common stock, and do not expect to declare or pay any dividends in the foreseeable future. We intend to retain future earnings, if any, for working capital and to finance current operations and expansion of its business.


(11) Penny stock regulations may have the effect of reducing the trading activity in the secondary market for our stock that becomes subject to those penny stock rules.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

FORWARD-LOOKING STATEMENTS

You should be aware that any forward-looking statements in this prospectus involve risks and uncertainties as they are based on certain stated assumptions, which may apply only as of the date of this prospectus. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements and the actual results of our operations could differ materially from those anticipated in these forward-looking statements.

USE OF PROCEEDS

We will not receive the proceeds from the sale of any of the 10,016,000 shares offered by the selling shareholders. We are, however, paying the costs of registering those shares.

DETERMINATION OF OFFERING PRICE

The shareholders set the offering price of the common stock at $0.10 per share. The shareholders arbitrarily set the offering price based upon their collective judgment as to a price per share they were willing to accept. The price of $0.10 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

DILUTION

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

SELLING SECURITY HOLDERS

The following table sets forth the names of the selling shareholders and for each selling shareholder the number of shares of common stock beneficially owned as of June 1, 2005, and the number of shares being registered. The selling shareholders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of the offering made hereby.

The  following  table  provides as of June 1, 2005,  information  regarding  the
beneficial   ownership  of  our  common  stock  held  by  each  of  the  selling shareholders, including:

1.   The number of shares owned by each prior to this offering;
2.   The total number of shares that are to be offered for each;
3. The total number of shares that will be owned by each upon completion of the offering;
4.   The percentage owned by each; and
5.   The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 22,511,000 shares outstanding on June 1, 2005.




   Selling Shareholders          Shares of   Shares of      Shares of       Percentage of  Percentage of
                               Common Stock Common  Stock  Common Stock     Common  Stock  Common  Stock
                                Owned Prior     to be       Owned After      Owned Before   Owned  After
                                to Offering   Offered      the Offering      the Offering   the Offering
                                              for Sale
                                -----------  ------------  ------------  ----------------  -------------
D. Bruce Horton                     625,000             0       625,000               2.8%             0

Mryna Crawford                      610,000       610,000             0               2.7%             0

T. Robert Horton                    525,500       300,000       225,500               2.3%             0

Jason Scharfe                       525,500       300,000       225,500               2.3%             0

Brad Scharfe                        600,000       600,000             0               2.7%             0

H. Nixon Scharfe                    625,000             0       625,000               2.8%             0

Lucille Mao                         510,500       510,500             0               2.3%             0

Tandoor Holdings Ltd. (1)           625,000             0       625,000               2.8%             0

Lancaster Pacific                   625,000             0       625,000               2.8%             0
Investments Ltd.(2)

Eric Tan                             40,000        40,000             0                 *              0

                                       11

SELLING SECURITY HOLDERS - continued

   Selling Shareholders          Shares of   Shares of      Shares of       Percentage of  Percentage of
                               Common Stock Common  Stock  Common Stock     Common  Stock  Common  Stock
                                Owned Prior     to be       Owned After      Owned Before   Owned  After
                                to Offering   Offered      the Offering      the Offering   the Offering
                                              for Sale
                                -----------  ------------  ------------  ----------------  -------------
Bryan Dear                          610,000       610,000             0               2.7%             0

Kim Foster                          485,500       200,000       285,500               2.2%             0

Jacqueline Mcclure                  625,000             0       625,000               2.8%             0

Jim Mochoruk                        735,000       735,000             0               3.3%             0

Korena Bleile                       745,500       325,500       420,000               3.3%             0

Tammy Seibel                        230,000        75,000       155,000               1.0%             0

Daryl Turner                         50,000             0        50,000                 *              0

Aaron Toth                          625,000       625,000             0               2.8%             0

Rich Bergen                         505,500       200,000       305,500               2.3%             0

Ed Robb                             645,000        20,000       625,000               2.9%             0

Jason Sundar                        610,000       610,000             0               2.7%             0

Peter Dunfield                      675,000        50,000       625,000               2.8%             0

Jeff Sundar                         572,500       350,000       222,500               2.5%             0

Joel Dumaresq                       807,000       807,000             0               3.3%             0

Keith Ebert                         505,500             0       505,500               2.3%             0

David Dumaresq                      625,000             0       625,000               2.8%             0

Founders Cup Charity Classic         10,000        10,000             0                 *              0

Electronic Relationship           1,000,000     1,000,000             0               4.4%             0
Marketing (3)

Guy Peckham (4)                   2,500,000             0     2,500,000              11.1%             0

Bruce Hannan (5)                  2,500,000             0     2,500,000              11.1%             0

Wes Dry                              50,000             0        50,000                 *              0

Paul Olmstead                        50,000             0        50,000                 *              0

Dr. Keith Lim, Inc.                  75,000        75,000             0                 *              0

James Barton                         50,000        50,000             0                 *              0

Craig Barton                         50,000        50,000             0                 *              0

Andrew Cloutier                      50,000        50,000             0                 *              0

                                       12

SELLING SECURITY HOLDERS - continued

   Selling Shareholders          Shares of   Shares of      Shares of       Percentage of  Percentage of
                               Common Stock Common  Stock  Common Stock     Common  Stock  Common  Stock
                                Owned Prior     to be       Owned After      Owned Before   Owned  After
                                to Offering   Offered      the Offering      the Offering   the Offering
                                              for Sale
                                -----------  ------------  ------------  ----------------  -------------
Tana Cloutier                        50,000        50,000             0                 *              0

Marko Ferenc                         50,000        50,000             0                 *              0

Andras Romoki                        50,000        50,000             0                 *              0

Michael Wood                         50,000        50,000             0                 *              0

Rick Jeffery                         50,000        50,000             0                 *              0

Wayne Osteiriecher                   50,000        50,000             0                 *              0

Derek Puttick                        50,000        50,000             0                 *              0

Silverback Management (6)            50,000        50,000             0                 *              0

W.R. Stewart                         50,000        50,000             0                 *              0

B. Cole                              50,000        50,000             0                 *              0

Andrew Bilon                         50,000        50,000             0                 *              0

James Ericksteen                      1,000         1,000             0                 *              0

Kevin Ericksteen (7)                 25,000        25,000             0                 *              0

Mike Howlet                          25,000        25,000             0                 *              0

Everett Sponagle                      1,000         1,000             0                 *              0

Robert Olsen                          1,000         1,000             0                 *              0

Beverly Shultak                       1,000         1,000             0                 *              0

Deanna Olsen                          1,000         1,000             0                 *              0

Mike Newman                           1,000         1,000             0                 *              0

Marvin Munro                          1,000         1,000             0                 *              0

Edwin Gouin                           1,000         1,000             0                 *              0

Jo-Ann Ericksteen                     1,000         1,000             0                 *              0

Palmesa Investments, Inc. (8)        50,000        50,000             0                 *              0

Paul Doherty                         15,000        15,000             0                 *              0

Jim Osterreicher                     10,000        10,000             0                 *              0

Cari Brown                           15,000        15,000             0                 *              0

                                       13

SELLING SECURITY HOLDERS - continued

   Selling Shareholders          Shares of   Shares of      Shares of       Percentage of  Percentage of
                               Common Stock Common  Stock  Common Stock     Common  Stock  Common  Stock
                                Owned Prior     to be       Owned After      Owned Before   Owned  After
                                to Offering   Offered      the Offering      the Offering   the Offering
                                              for Sale
                                -----------  ------------  ------------  ----------------  -------------
Mike Schutz                          50,000        50,000             0                 *              0

Wayne Hannon                         35,000        35,000             0                 *              0

Newport Capital (9)                 200,000       200,000             0                 *              0

Verona Capital International(10)    200,000       200,000             0                 *              0

Pezzente Holdings(11)                 5,000         5,000             0                 *              0

Marcus Johnson                       16,000        16,000             0                 *              0

Coastal Asset Management (12)       160,000       160,000             0                 *              0

Nadia Botteselle                      5,000         5,000             0                 *              0

Gerrard B. Kelly                      5,000         5,000             0                 *              0

Vaughn Biberdorf                     20,000        20,000             0                 *              0

Andoni Paleologos                   160,000       160,000             0                 *              0

Gordon D.Rough                       20,000        20,000             0                 *              0

Charles Leonard Clarke                5,000         5,000             0                 *              0

Dimitrios Georgas                     5,000         5,000             0                 *              0

Kevin Clarke                          5,000         5,000             0                 *              0

Alec McDonald                        20,000        20,000             0                 *              0

Terry Schmidt                         6,000         6,000             0                 *              0

Mark A. Hayward                      36,000        36,000             0                 *              0

Shauna Matyas                         1,000         1,000             0                 *              0

Allen Basler                         20,000        20,000             0                 *              0

Daren Sello                          20,000        20,000             0                 *              0

Sean Duncan                          20,000        20,000             0                 *              0

Peter Lafuente                       20,000        20,000             0                 *              0

Leo Kwok                             20,000        20,000             0                 *              0

James Paleologos                     60,000        60,000             0                 *              0
                                -----------  ------------  ------------  ----------------  -------------
    Total                        22,511,000    10,016,000    12,495,000               100%             0

* = less than 0.1%

(1)  Tandoor Holdings, Ltd. is controlled by Rosa Cheung.
(2)  Lancaster Pacific Investments, Ltd. is controlled by Paul Chan.
(3)  Electronic Relationship Marketing is controlled by John Rizzo.
(4)  Guy Pechkam is an officer and director of Worldwide.
(5)  Bruce Hannan is an officer and director of Worldwide.
(6)  Silverback Management is controlled by Nadia Traversa.
(7)  Kevin Ericksteen is a former officer and director of Worldwide.
(8) Palamesa Investments, Inc. is controlled by Kevin Ericksteen, a former officer and director of Worldwide.
(9)  Newport Capital is controlled by Brent Pierce.
(10) Verona Capital is controlled by Gerold Hoop.
(11) Pezzente Holdings is controlled by Alfonzo Pezzente. (12) Coastal Asset Management is controlled by Jason Sundar.

Except as disclosed in footnotes 4,5,7 and 8 above, to our knowledge, none of the selling shareholders:

1. Has had a material relationship with Worldwide other than as a shareholder as noted above at any time within the past three (3) years;
2. Has ever been an officer or director of Worldwide; or 3. Are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions:

1. on such public markets or exchanges as the common stock may from time to time be trading; 2. in privately negotiated transactions; or 3. in any combination of these methods of distribution.

The sales price to the public has been determined by the shareholders to be $0.10 per share. The price of $0.10 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year holding period, subjected to certain volume limitations, and resale's by non-affiliates holders without limitations after two years; (c) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

The selling shareholders may also sell their shares directly through market makers acting in their capacity as broker-dealers. We will apply to have our shares of common stock listed on the OTC Bulletin Board immediately after the date of this prospectus. We anticipate once the shares are trading on the OTC Bulletin Board the selling shareholders will sell their shares directly into any market created. Selling shareholders will offer their shares at a fixed price of $0.10 per share until the common stock is trading on the OTC Bulletin Board at which time the prices the selling shareholders will receive will be determined by market conditions. Selling shareholders may also sell in private transactions. We cannot predict the prices at which shares may be sold or whether the common stock will ever trade on any market. The selling shareholders may sell the shares, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of the shares by the selling shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealer's fee schedule, the size of the transaction and other factors. The separate costs of the selling shareholders will be borne by them. The selling shareholders will, and any broker-broker dealer or agent that participates with the selling shareholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act. In the event any selling shareholder engages a broker-dealer to distribute its shares, and the broker-dealer is acting as underwriter, we will be required to file a post-effective amendment containing the name of the underwriter.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be underwriters, they must comply with applicable law. Regulation M prohibits certain market activities by persons selling securities in a distribution. To demonstrate their understanding of those restrictions and others, selling shareholders will be required, prior to the release of unlegended shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the Electronic Bulletin Board or inter-dealer quotation system or any electronic network, that neither they nor any affiliates or persons acting on their behalf, directly or indirectly, has engaged in any short sale of our common stock; and for a period commencing at least five (5) business days before their first sale and ending with the date of their last sale, bid for, purchased, or attempted to induce any person to bid for or purchase our common stock.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock. We will use our best efforts to update the registration statement and maintain its effectiveness for one year.

LEGAL PROCEEDINGS

We are not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers currently serving Worldwide are as follows:

Name                                Age Position             Term Commenced  Term Expires
----------------------------------- --- -------------------- --------------- -------------
Guy Peckham                         41  Director/President   July 26, 2004   July 26, 2005
1203-1005 Beach Ave Vancouver, B.C.
V6E 3W2
Bruce Hannan                        35  Director/Secretary/  July 26, 2004   July 26, 2005
125 Sommerset Park SW Calgary, AB       Treasurer
T2Y 3H5
Wally Marcolin                      43  Director             June 17, 2004   June 17, 2005
128 Sunharbour Crescent S.E
Calgary, AB
T2X 3B3


The foregoing persons may be deemed "promoters" of Worldwide, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

The directors and officers are full time employees of Worldwide.

No executive officer or director of Worldwide has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limiting him or her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No executive officer or director of Worldwide has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding, which is currently pending.

No executive officer or director of Worldwide is the subject of any pending legal proceedings.

Guy Peckham, Director/President, Age 41: Mr. Peckham is a Director and President of our company. His term expires on July 26, 2005. From 1999 to 2001, Mr. Peckham was the Owner and President of Goodlife Brands, Inc., a company formerly known as Schwans Canada that offered Western Canada customers direct to home gourmet frozen, entries, desserts and ice cream. Mr. Peckham has also been president of Peckham Enterprises Ltd. since 1992. From 2001 to present Mr. Peckham has been a private investor and consultant. Mr. Peckham has not served as an officer or director in any other public company. Bruce Hannan, Director/Secretary/Treasurer, Age 36: Mr. Hannan is a Director, Secretary and Treasurer of our company. His term expires on July 26, 2005. From 1999 to 2002, Mr. Hannan was the National Sales Manager for McSweeney Plus Distribution/ Direct Plus Food Group . He oversaw 125 + supervisory and sales personnel across Canada . Mr. Hannan implemented programs and procedures to maintain certain controls for sales growth from $3,000,000 to over $65,000,000 in five years . From 2003 to 2004, Mr. Hannan served as President of Globestuff.com, Inc., our wholly-owned subsidiary, a company engaged in the sales of promotional products, awards and incentive programs, uniform programs and solutions providers for corporations, small businesses, schools and sports teams. Mr. Hannan has not served as an officer or director in any other public company. Wally Marcolin, Director, Age 43: Mr. Marcolin is a Director of our company. His term expires on June 17, 2005. From 1999 to 2002, Mr. Marcolin served as the Vice President of Operations for Goodlife Brands, Inc. where he managed and coordinated all in and out bound logistics with an annual operating budget of over $2.8 million. From 2002 to the present, Mr. Marcolin has been an owner and operator of Olivier's Candies Ltd., an old fashion candy and chocolate manufacturer located in Calgary, Alberta Canada. In 1983, Mr. Marcolin earned a Diploma in Business Administration from Camosun College in Victoria, British Columbia. In 1999, Mr. Marcolin earned an Executive Masters of Business Administration Program (E.M.B.A.) from the University of Calgary in Calgary Alberta. Mr. Marcolin has not served as an officer or director in any other public company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of December 15, 2004, certain information with respect to the beneficial ownership of our common and preferred stock by
(i) each director and officer of Worldwide, (ii) each person known to Worldwide to be the beneficial owner of 5% or more of the outstanding shares of common stock, with such person's address, and (iii) all of the directors and officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the shares indicated.


Name of Beneficial Owner
or Name of Officer or Director   Common Shares Beneficially Owned    Percent
-------------------------------  --------------------------------  ----------

Guy Peckham                                   2,500,000                11.1%

Bruce Hannan                                  2,500,000                11.1%

Wally Marcolin                                        0                   0

Total Director/Officer/                       5,000,000                22.2%
5% Owners


DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws, as amended, and by the applicable provisions of Nevada law.

The authorized capital stock of Worldwide consists of 100,000,000 shares of common stock having a par value of $.001 per share.

                                  Common Stock

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.


INTERESTS OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in the Company.


DESCRIPTION OF BUSINESS

                                   The Company

Worldwide Promotional Products Corporation was originally incorporated in the State of Nevada on October 28, 1999, as "Victor James, Inc.". We were a dormant corporation since our inception and had never engaged in any prior business or financing activities prior to July 1, 2004. On June 16, 2004, we filed a Certificate of Amendment with the Nevada Secretary of State changing our name from Victor James, Inc. to Worldwide Promotional Products Corporation. On July 1, 2004, we entered into a Share Exchange Agreement with Globestuff.com, Inc, an Alberta corporation ("Globestuff"), whereby we acquired 100% of the outstanding common stock of Globestuff for 5,000,000 shares of our common stock, whereby Globestuff became a wholly-owned subsidiary of Worldwide.

On April 19, 2004, we accepted the return of 400,000 shares from our former sole officer and director. Kevin Ericksteen, to treasury. Concurrently, we forward split our common stock 39 for 1.

On June 17, 2004, we accepted the return of 5,025,000 shares from Mr. Ericksteen to treasury. Thereafter, we had 15,165,000 shares of our common stock outstanding. We then issued 5 million shares to the shareholders of Globestuff.com,Inc. After this acquisition, we had 20,165,000 shares of common stock issued and outstanding.

                                  The Business

We  are  a  membership-based   sales,   marketing  and  administrative   support
organization for suppliers and distributors of promotional products.

We offer our member distributors:

     1) Marketing and administrative support - Providing the marketing solutions such as e-solution technology, mass mail-outs, and convenient tools to ease the burden of additional marketing and administration expenses to our members.

     2) Accesses to a larger variety of suppliers - Many Suppliers do not have marketing representatives that build their brand awareness. Their marketing program consists of a catalogue and hope that a distributor will show it. Worldwide will offer the facilities and promote these lines for a commission-based fee that will also include a member incentive program.

     3) Receivable factoring - Entering into strategic alliances with factoring agents and providing A/R service will allow the distributor to reduce administration and improve cash flow. This also decreases the system requirements for the distributor.

     4) Member specials - Worldwide will negotiate member specials with suppliers to promote certain products to be featured throughout the year.

     5) Ease of ordering - Worldwide's online catalogue will allow distributor members to browse through products and place their orders online 24 hours a day.

     6) Multi-line showrooms - this provides distributors same day sampling to their customers, with no re-stocking charge for returned samples.

     7) Industry trends and knowledge - will provide member distributors with the latest industry news and information to help gain knowledge to grow their business.

     8) Product sourcing - through our list of preferred suppliers, Worldwide will source out products that will best suit the needs of the distributor and their client.

We offer our member suppliers:

     1) Marketing and promotion - increased sales through line representation. Worldwide will offer full time marketing personnel to work with preferred suppliers to focus on marketing materials for e-solution marketing, mass mail-outs and cutting edge marketing programs.

     2) Showroom and lending library - space is provided for a fee to showcase product ensuring it is attractively displayed. Samples are managed ensuring that they are ready to go for distributor pick-up, as well as returned as agreed.

     3) Cost savings - major reduction in maintaining a physical presence; as well as reduced shipping and tracking costs.

     4)   Increased   exposure  -  access  to  currently  over  270  distributor companies with over 500 members. A national marketing campaign to rapidly expand the Worldwide membership.

     5) Customer service - full-time staff in the Tradepointe galleries to book appointments, manage inventory, catalogues and flyers, as well as assist with product sourcing.

     6) Membership requirement of qualified promotional product distributors with loyalty incentive program to further drive sales and increased market share.

     7)   Participation    in    scheduled    forums   and    intra-organization
          communications and networking amongst members through the showroom and online bulletin board of industry related topics.

     8) Simplified order process- standard order form marked clearly with the Worldwide Distributor membership number.

We have built an easy to use website for members that gives them more selection and better pricing opportunities to purchase promotional products through buying into an organization that offers pricing normally reserved only for the largest of corporations. Our plan is to approach the existing 2000 small to mid-size promotional products sales people and organizations in Canada and offer them a trial of our services, website, showroom, and accounting. Our goal is to establish Worldwide as the leading marketing organization of promotional products in North America by consolidating the buying and selling strengths of each of the over 2000 small sales organizations. Currently Canada and the USA do not have a marketing and sales organization that offers the solutions we intend to offer under one roof. This proposed business will benefit both the suppliers and the distributors throughout Canada by providing better margins and decreasing administration support for the distributor, and increased sales market share for the supplier. The industry's competitors provide the possibility of becoming members, which in turn provides a large opportunity for a promotional solutions company.

We provide a professional business setting that allows customers, members and suppliers to see the business in full production. Our approach is to have them visit the office and understand what their membership fees are doing for them. We currently have two facilities, one in Calgary, Alberta, which is our main facility, and one in Vancouver. The Calgary facility offers 3000 square feet and the Vancouver facility offers 2000 square feet of showroom, displaying different products that are offered. There is also 3000 square feet of office space in the Calgary facility to carry on the day-to-day operations of our organization. We have a further 3000 square feet of silk screening and embroidery services. Members can come directly to see what their dues are going towards versus simply logging on to a database. We will also have a small portion of these spaces dedicated to customer service. This will allow our members direct service at our facility. We plan to expand our level of services as we expand our membership and cash flow.

                                   Competition

Pricing and service will be major factors in competition. If we can provide superior service, such as our showrooms, we expect to obtain many of our potential competitors as members. Also, members will be provided with volume based incentives that are not usually available to most of the distributors within Canada. A percentage of sales will be charged to our customers for our added benefits such as back end accounting and collections that we plan to roll out as we are established. Large distributors may pressure suppliers to not participate in the program. We will need to sell the fact that over 50% of their sales come from the segmented market of small to medium sized independent distributors that will see the advantages of what we offer. Concord Promotions - also provides an informational website that offers various promotional products to distributors. The major strength that these companies have is current members or clients. They have been established for a period of time and their members are accustomed to doing business with them. Management also believes that having the embroidery equipment housed in the same office as the sales staff will provide a large advantage that many of the current distributors are not able to offer, such as quality control. The greatest amount of space will be needed to accommodate the staff that will provide the services to the members. We will offer a walk-in retail area that will provide us the area to exhibit our suppliers' products.

                   Dependence on One or a Few Major Customers

We do not depend on any one or a few major customers.

      Patents, Trademarks, Franchises, Concessions, Royalty Agreements, or
                                 Labor Contracts

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

            Need For Government Approval for its Products or Services

We are not required to apply for or have any government approval for our products or services.


               Effect of Governmental Regulations on our Business

We will be subject to common business and tax rules and regulations pertaining to the operation of our business in the State of Nevada, as well as federal securities laws and regulations after the effective date of this registration statement. Our business will be subject to import and export regulations of Canada and the United States. In complying with these laws and regulations, we will incur additional legal and accounting costs and expenses, but we do not believe such costs and expenses shall have a material effect on our operations or liquidity.

              Research and Development Costs for the Past Two Years

We have not expended funds for research and development costs in the past two years.

     Costs and Effects of Compliance with Environmental Laws and Regulations

Environmental regulations have had no materially adverse effect on our operations to date, but no assurance can be given that environmental regulations will not, in the future, result in a curtailment of service or otherwise have a materially adverse effect on our business, financial condition or results of operation. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. To the extent that laws are enacted or other governmental action is taken that imposes environmental protection requirements that result in increased costs, our business and prospects could be adversely affected.

                                   Bankruptcy

We  have  not  been  involved  in  any   bankruptcy,   receivership  or  similar
proceedings.

                              Equity Incentive Plan

We currently have no equity incentive or option plan in place.

                               Number of Employees

We currently have sixteen (16) full time employees and two independent contractors. We will add more employees in the future as membership grows. Many of the employees will be sales, customer support and administrative staff. We will also have staff members trained in negotiating skills. These people will also be used as collections agents. None of the employees are subject to collective bargaining agreements. There has not been a strike and one is not currently contemplated. Our staff structure is as follows:

o Sales personnel - Currently we have one full-time sales manager handling supplier relations in Vancouver and one sales manager on contract handling distributor relations also in Vancouver.

o Embroidery Staff - staffing will be determined by the business that is sourced, but currently we have two silkscreeners/ embroiderers plus a manager and one person that does contract work for us.

o Credit Department - 2 to 3 individuals that would be responsible for running credit applications and collection calls of which we now have one person on staff.

o IT Department - 1 to 2 individuals that will service the website and keep it up to date. They will also be able to offer customer support. We have one person at the present time.

o Purchasing/Customer Service - 2 to 3 individuals to do product sourcing and work closely with the suppliers of which have one on staff now. We may need another person depending on the orders and capacity to process them.

o Accounting - 2 individuals to do Accounts Payable and general accounting. We currently have one Accounting Assistant/Collections plus a manger.

                          Reports to Securities Holders

We intend to provide an annual report that includes audited financial information to our shareholders. We will make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-B for a small business issuer under the Securities Exchange Act of 1934. We will become subject to disclosure filing requirements once our SB-2 registration statement becomes effective, including filing Form 10-KSB annually and Form 10-QSB quarterly. In addition, we will file Forms 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission, ("SEC"), at the SEC's Public Reference Room at 450 Fifth Street NW, Washington D. C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion is intended to provide an analysis of our financial condition and Plan of Operation and should be read in conjunction with our financial statements and the notes thereto set forth herein. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

                                Plan of Operation

Expanding our distributor membership and supplier base, as well as growing direct sales is our primary objective over the next twelve months.

We have consolidated our current operations in Calgary from three different locations into one larger facility with a significantly larger and more professional showroom. Our business is divided into three distinct categories of which we intend to grow all three areas over the next year. The divisions are direct sales, membership, and manufacturing.

Direct sales - We now have two dedicated professionals selling to our current customer base and increasing sales by adding more customers. We have plans to rapidly expand this division through acquisitions of other promotional product distributors. We have identified several potential acquisitions and will be performing our due diligence to determine which companies will provide the best opportunity for us. Acquisitions will require cash, shares, or a combination of both.

Membership - This division provides a unique opportunity for us to become the leader in promotional products. Additional suppliers are being solicited and added to our growing supplier base. An aggressive sales and marketing approach has also been launched to enable suppliers to see the overall benefit that Worldwide will provide for their company. The website for our members is approaching completion and will be marketed to potential members within the next month. Professional information packages for members outlining the concepts and benefits of membership have been developed and are being distributed to our member base.

Manufacturing - Our silk screening, embroidery, and embossing division will achieve growth and profitability as our customer base increases. As more members sign up there will be an increased need for the services of our manufacturing business.

                             Results of Operations.

Fiscal Year Ended December 31, 2004 as compared to fiscal year ended December 31, 2003.

Total revenues for fiscal 2004 were $387,834 as compared to $0 in fiscal 2003, an increase of $387,834 reflecting increased sales in fiscal 2004 as compared to fiscal 2003.

We had total assets of $372,113 at December 31, 2004, compared to total assets of $852 at December 31, 2003, an increase of $371,261 primarily attributable to an increase in sales and investment resulting in an increase in cash and accounts receivable.

We had total current liabilities of $172,912 at December 31, 2004 compared to total current liabilities of $0 at December 31, 2003, an increase of $172,912 resulting from expenses related to the commencement of our operations beginning in fiscal 2004.

Cost of goods sold for fiscal 2004 increased to $216,144 from $0 for fiscal 2003, due to the commencement of our operations and a significant increase in our overall sales volume.

Interest expense for fiscal 2004 was $6,873 compared to $0 for fiscal year 2003.

We had a net loss of $(271,898) for fiscal 2004 compared to a net loss of $(16,653) for fiscal 2003, an increase in net loss of $(255,245). The increase is primarily due to the expenses related to the commencement of our operations, including salaries, general and administrative, professional fees and rent.

At December 31, 2004, we had $112,247 in cash and cash equivalents, compared to $852 in cash and cash equivalents at the year ended December 31, 2003, an increase of $111,395, resulting primarily from additional capital investment and increased sales.

General and administrative expenses were $98,752 for the year ended December 31, 2004, compared to $16,653 for the year ended December 31, 2003, an increase of $82,099. The increase is attributable to increased overhead related to the commencement of our operations in fiscal 2004.

The Period Ended March 31, 2005 Compared to the Period Ended March 31, 2004

Total revenues for the period ending March 31, 2005 were $169,231 as compared to $0 for the same period in 2004, an increase of $169,231 reflecting our commencement of operations and sales.

We had total assets of $177,874 at March 31, 2005, compared to total assets of $0 for the same period in 2004, reflecting our commencement of operations and sales.

We had total current liabilities of $136,039 at March 31, 2005 compared to total current liabilities of $0 for the same period in 2004, resulting from the payment of certain accounts payable.

Cost of goods sold for the period ending March 31, 2005 increased to $88,038 from $0 for the same period in 2004, due to the commencement of our operations and a significant increase in our overall sales volume.

Interest expense for the period ending March 31, 2005 was $5,449 compared to $0 for the same period in 2004.

We had a net loss of $(179,630) for the period ending March 31, 2005 compared to a net loss of $0 for the same period in 2004. The increase is primarily due to the expenses related to the commencement of our operations, including salaries, general and administrative, professional fees and rent.

At March 31, 2005 we had $11,736 in cash and cash equivalents, compared to $0 in cash and cash equivalents at the same period in 2004, resulting primarily from additional capital investment and increased sales.

General and administrative expenses were $58,165 for the period ended March 31, 2005, compared to $0 for the same period in 2004. The increase is attributable to increased overhead related to the commencement of our operations in fiscal 2004.

                         Liquidity and Capital Resources

At March 31, 2005, we had approximately $11,763 in cash and cash equivalents, as compared to a balance of $0 at March 31, 2004. The net increase of $11,763 in cash is primarily due to capital investment and increased sales.

At March 31, 2005, our current assets of $120,879 were exceeded by our current liabilities of $136,039.

Our sources of liquidity are currently generated by current sales and will require no additional capital to continue our current operations, including the ability to grow within the market. Strong additional growth through the expansion into other markets is possible if we are successful in bringing in additional equity capital. Failure to raise capital when needed could adversely impact our business, operating results and liquidity. If we raise additional funds through the issuance of equity securities, the percentage of ownership of existing stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to our Common Stock. Additional sources of financing may not be available on acceptable terms, if at all.

Our liquidity and operating results are not materially affected by seasonal fluctuations in our sales.

We are operating our business on an accrual basis. Based upon management's belief that we can sustain our current level of sales and growth, we project that we will have sufficient cash flow to cover current operations for the next twelve (12) months without taking into account any expansion into other markets. We can continue current operations with reasonable annual growth from existing sales, cash flows and profits.

We currently offer a 1% incentive to member distributors in connection with the purchase of products from preferred suppliers.

                          Critical Accounting Policies

Below is a listing of the most recent accounting standards and their effect on our company.

SFAS 148 Accounting for Stock-Based Compensation-Transition and Disclosure Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.

SFAS 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement NO. 133, Accounting for Derivative Instruments and Hedging Activities.

SFAS 150 Financial  Instruments  with  Characteristics  of both  Liabilities and
Equity

This Statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after June 6, 2003.

Interpretation No. 46 (FIN 46)
Effective January 31, 2003, The Financial Accounting Standards Board requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a continuing financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. We have not invested in any such entities, and do not expect to do so in the foreseeable future.

The adoption of these new Statements is not expected to have a material effect on our financial position, results or operations, or cash flows.


DESCRIPTION OF PROPERTY

There are four (4) leases, two for buildings and two for equipment.

                                Office Facilities

The building lease is for 3404-25th Street, NE, Calgary, Alberta, Canada. It is a 5-year term for $6067.33 per month. The lease commenced on October 1, 2004 and ends September 30, 2009. The premises is 9,101 square feet, making the lease eight dollars ($8.00) per square foot per year. The first and last months rent were paid upon signing the lease. There is no provision to renew at this time.

The second building lease is for 3687 1st Avenue, Vancouver, British Columbia, Canada. It is a 2-year and 8-month term for $2070.75 per month. The lease commenced on March 1, 2003 and ends October 31, 2005. The premises is 2,761 square feet, making the lease nine dollars ($9.00) per square foot per year. There is no provision to renew at this time.

                                Equipment Leases

The first equipment lease was made June 30, 2004, between Deep Designs and Apparel, Inc. and Globestuff.com, Inc. The lease is for a period of five years and terminates June 30, 2009. The lease calls for monthly payments of $1259.38 inclusive of all Goods & Services tax on the first day of each month. The machinery included on this lease is as follows: Happy Embroidery Machine, Ipunch Digitizing Software, Embroidery Learning Guides, DRA Wings Digitizing Software, Hopkins Press, Excalibur Press, Artwave Dryer, Atlas 5 Way Exposure Unit, Wash Bay, Black Flash Spot Dryer, Ranar Spot Dryer, Light Table, Printa Pad Printer, Rotary Attachment, Press-A-Print Pad Printer, Pad Printing Supplies, Epson Printer, Dell Computer, Lexmark all in one, Techtronics Computer, Hix Heat Press, Corell Draw Program, Illustrator Program, Digital Art Solutions and accompanying inventory.

The second equipment lease is between Custom Trends Inc., and Globestuff.com, Inc. The lease commenced on July 1, 2004 and terminates on June 30, 2009, also a five year term. The payments are seventeen hundred dollars per month payable on the first of each month. The equipment is as follows: three Amaya Single Head Embroidery Machines, one operating system for Amaya, one Dell Computer system, one Permaboss Model TEM-705, Brother Industrial Sewing Machine, Power Converter, Cansew Industrial Waste Band Machine, Union Special Serger, Castman BB-125 Blade Machine, and one Industrial Steamer.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                           Principal Market or Markets

Our common stock is not listed on any exchange and there is no public trading market for the common stock.

                   Approximate Number of Common Stock Holders

As of June 1, 2005, we had 22,511,000 shares of common stock issued and outstanding, held by approximately 104 shareholders. We have no outstanding warrants or options to purchase our securities.

                        Shares Eligible for Future Sale.

Upon completion of the offering, we will have 22,511,000 shares of common stock outstanding. A current shareholder who is an "affiliate" of Worldwide, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Worldwide, will be required to comply with the resale limitations of Rule 144.

Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about Worldwide. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and anticipate that future earnings, if any, will be retained for development of our business.


EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation paid by Worldwide for services rendered in all capacities to Worldwide from January 1, 2004 through the fiscal year ended December 31, 2004, of all officers and directors of the Company.

Name and Principal
Underlying
Positions at               Salary     Bonus     Compensation      Options
---------------------------------------------------------------------------
Guy Peckham             49,914.00
Bruce Hannan            45,962.48
Wally Marcolin                  0

LEGAL MATTERS

The O'Neal Law Firm, P.C., Shea Boulevard, Suite #400-D, Fountain Hills, Arizona 85268, will pass upon the validity of the shares offered hereby for Worldwide.

SECURITIES ACT INDEMNIFICATION DISCLOSURE

Worldwide's By-Laws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against
public  policy  as  expressed  in  the   Securities   Act,  and  is,   therefore
unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

EXPERTS

The financial statements of Worldwide as of December 31, 2004 and 2003, included in this prospectus have been audited by Shelley International CPA, independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

TRANSFER AGENT

Our transfer agent is First American Transfer Company, 706 East Bell Road, #202, Phoenix, Arizona 85022.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in and/or disagreements with Shelley International, C.P.A. on accounting and financial disclosure matters.

PART II - FINANCIAL STATEMENTS

                       Table of Contents                                  Page

Fianancial Statements Year Ended December 31, 2004 and 2003 ............... 32

        Report of Independent Registered Public Accountant ................ 32

        Consolidated Balance Sheets Year Ended December 31, 2004
           and 2003 ....................................................... 33

        Consolidated  Statements of Operations  Year Ended  December
           31, 2004 and 2003 .............................................. 34

        Statement of Stockholders' Equity October 28, (Inception) to
           December 31, 2004 .............................................. 35

        Colsolidated  Statements  of Cash Flows Year Ended  December
        31, 2004 and 2003 ................................................. 36

        Notes to Financial Statements ..................................... 37

Fianancial Statements Three Months Ended March 31, 2005 ................... 41

        Consolidated  Balance  Sheets  Three  Months  March 31, 2005
           (Unaudited) and December 31, 2004 .............................. 41

        Consolidated Statements of Operations Three Months March 31,
           2005 (Unaudited) and December 31, 2004 ......................... 42

        Statement of Stockholders'  Equity  (Unaudited)  October 28,
           1999 (Inception) to March 31, 2005 ............................. 43

        Consolidated Statements of Cash Flows Three Months March 31,
           2005 (Unaudited) and Three Months March 31, 2004 ............... 44

        Notes to Financial Statements ..................................... 45

               REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
               --------------------------------------------------

To the Board of Directors/Audit Committee
Worldwide Promotional Products Corporation

We have audited the accompanying balance sheet of Worldwide Promotional Products Corporation (a Nevada corporation) as of December 31, 2004 and 2003 and the related statement of operations, stockholders' equity, and cash flows for years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on my audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board in the (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Worldwide Promotional Products Corporation as of December 31, 2004 and 2003 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in the Note 7 to the financial statements, the Company has sustained a loss in the year ended December 31, 2004. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

                                                     Shelley International CPA




March 31, 2005
Mesa, Arizona

                   Worldwide Promotional Products Corporation
                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------
                           December 31, 2004 and 2003

                                     ASSETS
                                     ------
                                                  December 31, December 31,
                                                        2004         2003
                                                   ---------    ---------
CURRENT ASSETS
       Cash                                        $ 112,247    $     852
       Accounts Receivable - Net                     148,959
       Prepaid Expense                                36,340
       Inventory                                      21,481
                                                   ---------    ---------

       Total Current Assets                          319,027          852
                                                   ---------    ---------
EQUIPMENT, net                                        29,626         --
                                                   ---------    ---------
OTHER ASSETS
       Goodwill                                       23,460
                                                   ---------    ---------
       Total Long Term Assets                         23,460         --
                                                   ---------    ---------
TOTAL ASSETS                                       $ 372,113    $     852
                                                   =========    =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
LIABILITIES
Current Liabilities
       Accounts Payable and Accrued Expenses       $ 139,236
       Other Liabilities                              29,684
       Accrued Interest                                3,992
                                                   ---------    ---------
       Total Current Liabilities                     172,912         --

Non-Current Liabilities
       Notes Payable                                 173,435
       GM Card Payable                                13,592
       Notes Payable - Shareholder                    60,102
                                                   ---------    ---------

       Total Non-Current Liabilities                 247,129         --
                                                   ---------    ---------

TOTAL LIABILITIES                                    420,041         --
                                                   ---------    ---------
STOCKHOLDERS' EQUITY
       Common Stock, authorized
       100,000,000 shares, $0.001 par value;
       Issued and outstanding December 31, 2004,
       21,665,000 shares; December 31, 2003
       39,000,000 shares                              21,665       39,000
       Paid in Capital                               203,718      (21,495)
       Accumulated Translation Gain/(Loss)            15,240
       Retained Earnings/(Deficit)                  (288,551)     (16,653)
                                                   ---------    ---------
       Total Stockholders' Equity/(Deficit)          (47,928)         852
                                                   ---------    ---------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                               $ 372,113    $     852
                                                   =========    =========

The accompanying notes are an integral part of these statements

                   Worldwide Promotional Products Corporation
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

                                                 Year            Year
                                                Ended           Ended
                                          December 31,    December 31,
                                                 2004            2003
                                         ------------    ------------
INCOME

      Sales                              $    387,699    $       --
      Other Income                                135            --
                                         ------------    ------------

      Gross Income                            387,834            --

COST OF GOODS SOLD                            216,144            --
                                         ------------    ------------

      Gross Profit / (Loss)                   171,690            --
                                         ------------    ------------

EXPENSES
      Compensation                            256,825
      Professional and Consulting Fees         10,354
      General and Administrative               98,752          16,653
      Depreciation/Amortization                 7,047
      Rent Expense                             39,104
      Bad Debt Expense                         21,432
      Advertising & Promotions                  3,201
      Interest Expense                          6,873            --
                                         ------------    ------------

      Total Expense                           443,588          16,653
                                         ------------    ------------

(LOSS) BEFORE INCOME TAXES                   (271,898)        (16,653)

      Provision for Income Taxes
                                         ------------    ------------

NET (LOSS)                               $   (271,898)   $    (16,653)
                                         ============    ============

BASIC AND DILUTED
Net (Loss) per Common Share              $      (0.02)              a
                                         ------------    ------------

Weighted Average Number of
      Common Shares Outstanding            14,886,899      39,000,000
                                         ============    ============

a = less than $0.01 per  share
The accompanying notes are an integral part of these statements

                   Worldwide Promotional Products Corporation
                       Statement of Stockholders' Equity
                       ---------------------------------
                  October 28, (Inception) to December 31, 2004

                                          Common Stock
                                --------------------------      Paid in       Currency     Accumulated         Total
                                   Shares         Amount        Capital      Translation     Deficit           Equity
                                -----------    -----------    -----------    -----------   -----------    -----------
Common Shares issued for
     cash                        10,140,000    $    10,140    $    (7,540)   $      --            --      $     2,600
Common Shares issued for
     service                     28,860,000         28,860    $   (13,955)                                     14,905

Net (Loss)                                                                                     (16,653)       (16,653)
                                -----------    -----------    -----------    -----------   -----------    -----------

Balance, December 31, 2003       39,000,000         39,000        (21,495)          --         (16,653)           852

Shares cancelled                (15,600,000)       (15,600)        15,600                                        --
Shares cancelled                 (8,235,000)        (8,235)         8,235                                        --
Shares issued for purchase of
     subsidiaries                 5,100,000          5,100          2,778                                       7,878
Shares issued for cash            1,400,000          1,400        198,600                                     200,000
Currency Translation                                                              15,240                       15,240

Net (Loss)                                                                                    (271,898)      (271,898)
                                -----------    -----------    -----------    -----------   -----------    -----------

Balance, December 31, 2004       21,665,000    $    21,665    $   203,718    $    15,240   $  (288,551)   $   (47,928)
                                ===========    ===========    ===========    ===========   ===========    ===========

The accompanying notes are an integral part of these statements

                   Worldwide Promotional Products Corporation
                     COLSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                          Year         Year
                                                         Ended        Ended
                                                     December 31, December 31,
                                                          2004         2003
                                                       ---------    ---------
Operating Activities

       Net (Loss)                                      $(271,898)   $ (16,653)

       Significant Non-Cash Transactions
            Common Stock for Services                                  14,905
            Currency Translation                          15,240
            Depreciation/Amortization Expense              7,047
       Changes in assets and liabilities
            (Increase)/Decrease in Receivables          (148,959)
            (Increase)/Decrease in Inventory             (21,481)
            (Increase)/Decrease in Prepaid Expense       (36,340)
            Increase/(Decrease) in Accounts Payable      139,236
            Increase/(Decrease) in Other Liabilities      29,684
            Increase/(Decrease) in Accrued Interest        3,992
                                                       ---------    ---------

Net Cash (Used) by Operating Activities                 (283,479)      (1,748)
                                                       ---------    ---------

Investing Activities
            Purchase of Assets                           (36,673)
            Purchase of Subsidiary                       (15,582)
                                                       ---------    ---------

Net Cash (Used) by Investing Activities                  (52,255)        --
                                                       ---------    ---------

Financing Activities

       Proceeds from Sale of Common Stock                200,000        2,600
       Proceeds from Notes Payable                       173,435
       Proceeds from GM Card                              13,592
       Proceeds from Shareholder Loan                     60,102
                                                       ---------    ---------

Cash Provided by Financing Activities                    447,129        2,600
                                                       ---------    ---------

Net Increase/(Decrease) in Cash                          111,395          852

Cash, Beginning of Period                                    852         --
                                                       ---------    ---------

Cash, End of Period                                    $ 112,247    $     852
                                                       =========    =========

Significant Non-Cash Transactions
       See Note pertaining to Stocholders' Equity

Supplemental Information:
       Period Interest                                 $   6,873    $    --
       Income Taxes Paid                                    --           --

The accompanying notes are an integral part of these statements

                   WORLDWIDE PROMOTIONAL PRODUCTS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1. GENERAL ORGANIZATION AND BUSINESS

Worldwide Promotional Products Corporation (the Company) was organized in the state of Nevada on November 1, 1999 under the name Victor James, Inc. On June 16, 2004 the Company changed its name to Worldwide Promotional Products Corporation and increased its authorized common stock to 100,000,000 shares with a par value of $.001 and 15,165,000 shares issued and outstanding. On July 1, 2004 the company issued 5,000,000 common shares to purchase all of the outstanding shares, assets and liabilities of GLOBESTUFF.COM, INC. The Company operates GLOBESTUFF as a wholly-owned subsidiary. On September 1, 2004 the Company paid $28,000 and issued 100,000 common shares to acquire TRADEPOINTE INC. The company received the assets, right to the trade-name "TRADEPOINTE" and the associated goodwill. The Company operates on a December 31 fiscal year end.

The Company provides sales and marketing solutions in the form of products and services to businesses.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

The relevant accounting policies and procedures are listed below.

Accounting Basis

The statements were prepared following generally accepted accounting principles of the United States of America consistently applied.

Earnings per Share

The basic earnings (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

The Company has not issued any options, warrants or similar securities since inception.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Translation of Currency

The company operates in Canada and maintains it financial records in $CDN. For the sake reporting the Balance Sheet amounts were converted to $US using a December 31, 2004 rate. Income statement amounts were converted using an average rate for the period resulting in a Translation gain of $15,240. All amounts reported in the accompanying financial statements are expressed in $US.

Inventory

The company inventories promotional products it has purchased.

Revenue Recognition

The Company recognizes revenue on the shipment of orders or when service is provided.

Advertising Expense

Advertising, promotion and marketing costs are expensed as incurred and for the period ended December 31, 2004 was $3,201.

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.


NOTE 3. STOCKHOLDERS' EQUITY

Common Stock

Worldwide Promotional Products Corporation (the Company) was organized in the state of Nevada on November 1, 1999 under the name Victor James, Inc. On June 16, 2004 the Company changed its name to Worldwide Promotional Products Corporation and increased its authorized common stock to 100,000,000 shares with a par value of $.001 and 15,165,000 shares issued and outstanding. On July 1, 2004 the company issued 5,000,000 common shares to purchase all of the outstanding shares, assets and liabilities of GLOBESTUFF.COM, INC. The Company operates GLOBESTUFF as a wholly-owned subsidiary. On September 1, 2004 the Company paid $28,000 and issued 100,000 common shares to acquire TRADEPOINTE INC. The company received the assets, right to the trade-name "TRADEPOINTE" and the associated goodwill.

The Company was capitalized on November 1, 1999 when it issued 260,000 common shares for $2,600. Then on April 29,2003 the Company issued 740,000 common shares for services valued at $740.

On April 19, 2004, 400,000 shares were returned to the Company and cancelled leaving 600,000 common shares issued and outstanding. At that time the company issued an additional 22,800,000 common shares in a 39:1 forward stock split.

On June 17, 2004 an additional 8,235,000 common shares were returned to the Company and cancelled leaving 15,165,000 common shares issued and outstanding.

On July 1, 2004 the Company issued 5,000,000 common shares to acquire all the assets and liabilities of GLOBESTUFF.COM, INC. with a net equity of $7,878.

On September 1, 2004 the Company issued 100,000 common shares valued at $100 and $23,400 to obtain the assets and goodwill of TRADEPOINTE INC.

During November and December 2004 the company issued 1,000,000 common shares for $100,000 and an additional 400,000 common shares for $100,000.

NOTE 4. NOTES PAYABLE

Notes payable details follow:
                                                              12/31/04
                                                           -----------
        Unsecured  8% Note,  Dated  August 18,  2004 Final
        interest  and principle Due March 31, 2004.            $94,601

        Unsecured 8% Note, Dated November 11, 2004 Final
        interest and principle Due March 31, 2004.              78,834

        Accrued Interest to December 31, 2004                    3,992
                                                           -----------
                  Total Notes Payable                         $177,427
                                                           ===========


NOTE 5.  PROVISION FOR INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company's opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $55,916, which is calculated by multiplying a 22% estimated tax rate by the items making up the deferred tax account (Net
Operating Loss $254,165). The total valuation allowance is a comparable $(55,916). The provision for income taxes is comprised of the net changes in deferred taxes less the valuation account plus the current taxes payable as shown in the chart below.

                                                              12/31/04
                                                           -----------
        Net changes in Deferred Tax Benefit                    $55,916
        Valuation account                                      (55,916)
        Current Taxes Payable                                        0
                                                           -----------
        Net Provision for Income Taxes                      $        0
                                                           ===========

NOTE 6. OPERATING LEASES AND OTHER COMMITMENTS:

The Company has two equipment leases that it acquired with its purchase of GLOBESTUFF that expire on June 1, 2009 with a total monthly rental of $2,424 $US, for a yearly total of $29,088.

NOTE 7. GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The Company has sustained a $271,898 loss in the period ended December 31, 2004. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.

NOTE 8. THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent accounting standards and their effect on the Company.

SFAS 148 Accounting for Stock-Based Compensation-Transition and Disclosure Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.

SFAS 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement NO. 133, Accounting for Derivative Instruments and Hedging Activities.

SFAS 150 Financial  Instruments  with  Characteristics  of both  Liabilities and
Equity

This Statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

Interpretation No. 46 (FIN 46)
Effective January 31, 2003, The Financial Accounting Standards Board requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a continuing financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has not invested in any such entities, and does not expect to do so in the foreseeable future.

The adoption of these new Statements is not expected to have a material effect on the Company's financial position, results or operations, or cash flows.

FIANANCIAL STATEMENTS THREE MONTHS ENDED MARCH 31, 2005

                   Worldwide Promotional Products Corporation
                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------

                                     ASSETS
                                     ------
                                                March 31,
                                                   2005    December 31,
                                               (Unaudited)     2004
                                               ---------- ------------

CURRENT ASSETS
       Cash                                     $  11,736    $ 112,247
       Accounts Receivable - Net                   77,932      148,959
       Prepaid Expense                             12,656       36,340
       Inventory                                   18,556       21,481
                                                ---------    ---------

       Total Current Assets                       120,879      319,027
                                                ---------    ---------

EQUIPMENT, net                                     33,682       29,626
                                                ---------    ---------

OTHER ASSETS
       Goodwill                                    23,313       23,460
                                                ---------    ---------

       Total Long Term Assets                      23,313       23,460
                                                ---------    ---------

TOTAL ASSETS                                    $ 177,874    $ 372,113
                                                =========    =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
LIABILITIES
Current Liabilities
       Accounts Payable and Accrued Expenses    $ 101,568    $ 139,236
       Other Liabilities                           26,875       29,684
       Accrued Interest                             7,596        3,992
                                                ---------    ---------

       Total Current Liabilities                  136,039      172,912

Non-Current Liabilities
       Notes Payable                              181,874      173,435
       GM Card Payable                             13,508       13,592
       Notes Payable - Shareholder                 59,727       60,102
                                                ---------    ---------

       Total Non-Current Liabilities              255,108      247,129
                                                ---------    ---------

TOTAL LIABILITIES                                 391,147      420,041
                                                ---------    ---------

STOCKHOLDERS' EQUITY

       Common Stock, authorized
       100,000,000 shares, $0.001 par value;
       Issued and outstanding March 31, 2005,
       21,836,000 shares; December 31, 2004
       21,665,000 shares                           21,836       21,665

       Paid in Capital                            227,547      203,718

       Accumulated Translation Gain/(Loss)          5,525       15,240

       Retained Earnings/(Deficit)               (468,181)    (288,551)
                                                             ---------

       Total Stockholders' Equity/(Deficit)      (213,272)     (47,928)
                                                ---------    ---------

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                            $ 177,874    $ 372,113
                                                =========    =========


The accompanying notes are an integral part of these statements

                   Worldwide Promotional Products Corporation
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------
                                  (Unaudited)


                                         Three Months    Three Months
                                            Ended           Ended
                                           March 31,       March 31,
                                             2005            2004
                                         ------------    ------------

INCOME

      Sales                              $    169,206    $       --
      Other Income                                 25            --
                                         ------------    ------------

      Gross Income                            169,231            --

COST OF GOODS SOLD                             88,038            --
                                         ------------    ------------

      Gross Profit / (Loss)                    81,194            --
                                         ------------    ------------

EXPENSES
      Compensation                            165,595            --
      Professional and Consulting Fees            127            --
      General and Administrative               58,165            --
      Depreciation/Amortization                 2,909            --
      Rent Expense                             25,774            --
      Bad Debt Expense                           --              --
      Advertising & Promotions                  2,804            --
      Interest Expense                          5,449            --
                                         ------------    ------------

      Total Expense                           260,824            --
                                         ------------    ------------

(LOSS) BEFORE INCOME TAXES                   (179,630)           --

      Provision for Income Taxes
                                         ------------    ------------

NET (LOSS)                               $   (179,630)   $       --
                                         ============    ============

BASIC AND DILUTED
Net (Loss) per Common Share              $      (0.01)   $       --
                                         ------------    ------------
Weighted Average Number of
      Common Shares Outstanding            21,807,500       1,000,000
                                         ============    ============

The accompanying notes are an integral part of these statements

                   Worldwide Promotional Products Corporation
                       Statement of Stockholders' Equity
                       ---------------------------------
                                  (Unaudited)
                 October 28, 1999 (Inception) to March 31, 2005


                                  Common Stock
                           --------------------------       Paid in      Currency    Accumulated        Total
                              Shares         Amount         Capital    Translation     Deficit         Equity
                           -----------    -----------    -----------   -----------   -----------    -----------
Balance, December 31, 2004  21,665,000    $    21,665    $   203,718   $    15,240   $  (288,551)   $   (47,928)

Shares issued for cash         171,000            171         23,829                                     24,000
Currency Translation                                                        (9,715)                      (9,715)

Net (Loss)                                                                              (179,630)      (179,630)
                           -----------    -----------    -----------   -----------   -----------    -----------

Balance, March 31, 2005     21,836,000    $    21,836    $   227,547   $     5,525   $  (468,181)   $  (213,272)
                           ===========    ===========    ===========   ===========   ===========    ===========

The accompanying notes are an integral part of these statements

                   Worldwide Promotional Products Corporation
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------


                                              Three Months   Three Months
                                                  Ended          Ended
                                                March 31,      March 31,
                                                  2005            2004
                                              -----------    -----------
Operating Activities

Net (Loss)                                      $(179,630)   $      --

Significant Non-Cash Transactions
     Common Stock for Services
     Currency Translation                          (9,715)          --
     Depreciation/Amortization Expense              2,909           --
Changes in assets and liabilities
     (Increase)/Decrease in Receivables            71,027           --
     (Increase)/Decrease in Inventory               2,925           --
     (Increase)/Decrease in Prepaid Expense        23,684           --
     (Increase)/Decrease in Goodwill                  147           --
     Increase/(Decrease) in Accounts Payable      (37,668)          --
     Increase/(Decrease) in Other Liabilities      (2,809)          --
     Increase/(Decrease) in Accrued Interest        3,604           --
                                              -----------    -----------

Net Cash (Used) by Operating Activities          (125,526)          --
                                              -----------    -----------

Investing Activities
     Purchase of Assets                            (6,965)          --
     Purchase of Subsidiary                          --             --
                                              -----------    -----------

Net Cash (Used) by Investing Activities            (6,965)          --
                                              -----------    -----------

Financing Activities

Proceeds from Sale of Common Stock                 24,000           --
Proceeds from Notes Payable                         8,439           --
Proceeds from GM Card                                 (84)          --
Proceeds from Shareholder Loan                       (375)          --
                                              -----------    -----------

Cash Provided by Financing Activities              31,980           --
                                              -----------    -----------

Net Increase/(Decrease) in Cash                  (100,511)          --

Cash, Beginning of Period                         112,247           --
                                              -----------    -----------

Cash, End of Period                             $  11,736    $      --
                                              ===========    ===========

Significant Non-Cash Transactions
See Note pertaining to Stocholders' Equity

Supplemental Information:
Period Interest                                 $   5,449    $      --
Income Taxes Paid                                    --             --

The accompanying notes are an integral part of these statements

                   WORLDWIDE PROMOTIONAL PRODUCTS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1. GENERAL ORGANIZATION AND BUSINESS

Worldwide Promotional Products Corporation (the Company) was organized in the state of Nevada on November 1, 1999 under the name Victor James, Inc. On June 16, 2004 the Company changed its name to Worldwide Promotional Products Corporation and increased its authorized common stock to 100,000,000 shares with a par value of $.001 and 15,165,000 shares issued and outstanding. On July 1, 2004 the company issued 5,000,000 common shares to purchase all of the outstanding shares, assets and liabilities of GLOBESTUFF.COM, INC. The Company operates GLOBESTUFF as a wholly-owned subsidiary. On September 1, 2004 the Company paid $28,000 and issued 100,000 common shares to acquire TRADEPOINTE INC. The company received the assets, right to the trade-name "TRADEPOINTE" and the associated goodwill. The Company operates on a December 31 fiscal year end.

The Company provides sales and marketing solutions in the form of products and services to businesses.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

The relevant accounting policies and procedures are listed below.

Accounting Basis

The statements were prepared following generally accepted accounting principles of the United States of America consistently applied.

Earnings per Share

The basic earnings (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

The Company has not issued any options, warrants or similar securities since inception.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Translation of Currency

The company operates in Canada and maintains it financial records in $CDN. For the sake reporting the Balance Sheet amounts were converted to $US using a March 31, 2005 rate. Income statement amounts were converted using an average rate for the period resulting in a Translation gain of $5,525. All amounts reported in the accompanying financial statements are expressed in $US.

Inventory

The company inventories promotional products it has purchased.

Revenue Recognition

The Company recognizes revenue on the shipment of orders or when service is provided.

Advertising Expense

Advertising, promotion and marketing costs are expensed as incurred and for the period ended March 31, 2005 was $2,804.

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.


NOTE 3. STOCKHOLDERS' EQUITY

Common Stock

Worldwide Promotional Products Corporation (the Company) was organized in the state of Nevada on November 1, 1999 under the name Victor James, Inc. On June 16, 2004 the Company changed its name to Worldwide Promotional Products Corporation and increased its authorized common stock to 100,000,000 shares with a par value of $.001 and 15,165,000 shares issued and outstanding. On July 1, 2004 the company issued 5,000,000 common shares to purchase all of the outstanding shares, assets and liabilities of GLOBESTUFF.COM, INC. The Company operates GLOBESTUFF as a wholly-owned subsidiary. On September 1, 2004 the Company paid $28,000 and issued 100,000 common shares to acquire TRADEPOINTE INC. The company received the assets, right to the trade-name "TRADEPOINTE" and the associated goodwill.

The Company was capitalized on November 1, 1999 when it issued 260,000 common shares for $2,600. Then on April 29, 2003 the Company issued 740,000 common shares for services valued at $740.

On April 19, 2004, 400,000 shares were returned to the Company and cancelled leaving 600,000 common shares issued and outstanding. At that time the company issued an additional 22,800,000 common shares in a 39:1 forward stock split.

On June 17, 2004 an additional 8,235,000 common shares were returned to the Company and cancelled leaving 15,165,000 common shares issued and outstanding.

On July 1, 2004 the Company issued 5,000,000 common shares to acquire all the assets and liabilities of GLOBESTUFF.COM, INC. with a net equity of $7,878.

On September 1, 2004 the Company issued 100,000 common shares valued at $100 and $23,400 to obtain the assets and goodwill of TRADEPOINTE INC.

During November and December 2004 the company issued 1,000,000 common shares for $100,000 and an additional 400,000 common shares for $100,000.

During January 2005 the company issued 171,000 common shares for $24,000.


NOTE 4. NOTES PAYABLE

Notes payable details follow:
                                                              03/31/05
                                                           -----------
        Unsecured 8% Note,  Dated August 18, 2004 Final
        interest and principle Due March 31, 2005.             $99,204

        Unsecured 8% Note, Dated November 11, 2004 Final
        interest and principle Due March 31, 2005.              82,670

        Accrued Interest to March 31, 2005                       7,596
                                                           -----------
                  Total Notes Payable                         $189,470
                                                           ===========

NOTE 5.  PROVISION FOR INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company's opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $55,916, which is calculated by multiplying a 22%
estimated  tax  rate by the  items  making  up the  deferred  tax  account  (Net
Operating Loss $254,165). The total valuation allowance is a comparable $(55,916). The provision for income taxes is comprised of the net changes in deferred taxes less the valuation account plus the current taxes payable as shown in the chart below.
                                                              12/31/04
                                                            ----------
         Net changes in Deferred Tax Benefit                   $55,916
         Valuation account                                     (55,916)
         Current Taxes Payable                                       0
                                                            ----------
         Net Provision for Income Taxes                     $        0
                                                            ==========

NOTE 6. OPERATING LEASES AND OTHER COMMITMENTS:

The Company has two equipment leases that it acquired with its purchase of GLOBESTUFF that expire on June 1, 2009 with a total monthly rental of $2,424 $US, for a yearly total of $29,088.

NOTE 7. GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The Company has sustained a $179,630 loss in the period ended March 31, 2005. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.


NOTE 8. THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent accounting standards and their effect on the Company.

Statement  No.  150   Accounting   for  Certain   Financial   Instruments   with
Characteristics of both Liabilities and Equity (Issued 5/03)

This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

Statement No. 151 Inventory Costs-an amendment of ARB No. 43, Chapter 4 (Issued 11/04)

This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight and re-handling costs may be so abnormal ass to require treatment as current period  charges...." This
Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

Statement No. 152 Accounting for Real Estate Time-Sharing Transactions (an amendment of FASB Statements No. 66 and 67)

This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position
(SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.

This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, states that the guidance for
(a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2.

Statement No. 153 Exchanges of Non-monetary Assets (an amendment of APB Opinion No. 29)

The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, includes certain exceptions to the principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assts and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

The adoption of these new Statements is not expected to have a material effect on the Company's current financial position, results or operations, or cash flows.

PART III - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation provide that we must indemnify our directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of Worldwide. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with us. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

(a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
(b)  unlawful distributions; or
(c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Our Bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Worldwide, absent a finding of negligence or misconduct in office.

Our Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:

                                                 Amount
                                          -------------
 SEC registration fee                      $     117.88
 Printing and engraving expenses           $     500.00
 Legal fees and expenses                   $  20,000.00
 Accountants' fees and expenses            $   7,500.00
 Transfer agent's and registrar's fees     $     750.00
     and expenses
 Miscellaneous                             $       0.00
                                          -------------
       Total                               $  28,867.88

Worldwide will bear all of the expenses shown above.

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of our securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

From November 2004 through January 2005, we issued 1,185,000 shares of our common stock to approximately 24 investors for an aggregate cash price of $118,500, or $0.10 per share.

From January 2005 through May 2005, we issued 1,061,000 shares of our common stock to approximately 25 investors for an aggregate cash price of $265,250, or $0.25 per share.

We relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Our officers and directors determined the sophistication of our investors, as the investors were either business associates of, or personally known to, our officer and director. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

EXHIBITS

The following exhibits are filed as part of this Registration Statement:

Exhibit
Number   Description
-------- ------------------------------------------------------------------
3.1      Articles of Incorporation of Worldwide
3.2      Certificate of Amendment of Articles of Incorporation of Worldwide
3.3      Bylaws of Worldwide
3.4      Articles of Incorporation of Globestuff.com, Inc.
3.5      Bylaws of Globestuff.com, Inc.
3.6      Globestuff Articles of Amendment.
4.1      Share Exchange Agreement
5.1      Legal Opinion and Consent of Counsel
23.1     Consent of Independent Auditors

                                  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Worldwide pursuant to provisions of the State of Nevada or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada.

Worldwide Promotional Products, Inc.

By: /s/Guy Peckham                      Date: June 6, 2005
    --------------
       Guy Peckham
       Principal Executive Officer

By: /s/ Bruce Hannan                    Date: June 6, 2005
    ----------------
        Bruce Hannan
        Principal Financial Officer


By: /s/ Bruce Hannan                    Date: June 6, 2005
    ----------------
        Bruce Hannan
        Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the date stated have signed this registration statement.

By: /s/ Guy Peckham                     Date: June 6, 2005
  -----------------
        Guy Peckham
        Director

By: /s/ Bruce Hannan                    Date: June 6, 2005
    ----------------
        Bruce Hannan
        Director

By: /s/ Wally Marcolin                  Date: June 6, 2005
    ------------------
        Wally Marcolin
        Director